Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue Suite 5100 Seattle, Washington 98104-7036 o: 206.883.2500 f: 206.883.2699

March 19, 2024

Alpine Immune Sciences, Inc.
188 East Blaine Street, Suite 200
Seattle, Washington 98102

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Alpine Immune Sciences, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 185,000 shares of your common stock, par value $0.001 per share (the “Shares”) to be issued pursuant to the Stand-Alone Inducement Stock Option Grant (the “Grant”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Grant.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Grant and pursuant to the terms contained therein, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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